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                                                                    Exhibit 99.1


FOR RELEASE: Immediately



Contact:
Richard K. Arter         Investor Relations              941-362-1200
Richard J. Dobbyn        Chief Financial Officer         941-362-1200



    SUN HYDRAULICS ANNOUNCES NET SALES INCREASE OF 11.0% FOR THIRD QUARTER,
                         EARNINGS REBOUND TO $0.09 EPS



SARASOTA, FLA, November 10, 1999 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced earnings of $0.09 per share on net sales of $17.7 million for the third quarter ended October 2, 1999. Third quarter 1999 net sales were the same amount as the third quarter of 1998, and an increase of 11.0% compared to the second quarter of 1999. Net income for the third quarter of 1999 was $0.6 million, compared to a net loss of $0.2 million in the second quarter of 1999, and net income of $0.9 million in the third quarter of 1998*. Basic and diluted net income per share for the third quarter of 1999 were $0.09, compared to both basic and diluted net income per share of $0.14 in the third quarter of 1998. (*Third quarter 1998 net income figures exclude $1.1 million from the settlement of a business interruption insurance claim.)

"The increased shipments in the third quarter, compared to the second quarter, were a result of improved production output in the U.S. operation," said Sun Hydraulics President Clyde Nixon. "The major difficulties related to the second quarter implementation of our new operating system were overcome during the third quarter. We are very pleased to report that gross profit as a percent of sales improved in the quarter and is higher than it has been in any of the three previous quarters. The improvement reflects reduced material costs in the U.S. operation.

"North American and Asian orders increased approximately 13% in the third quarter, while European orders were down 9%. We are currently seeing a strengthening of European orders, which bodes well for the first quarter of next year. Fourth quarter production output in the U.S. operation should be about the same as the third quarter, despite the reduced number of working days," Nixon continued. "Entering next year, we expect material costs to continue to improve. We also anticipate that productivity will improve as the new heat treat facility is completed, the high volume production is moved from the Sarasota plant to the Manatee plant, and we continue to fine tune the new operating system."

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Inchon, Korea, is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets.

FORWARD-LOOKING INFORMATION
         Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry




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in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations;
(iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (vi) the Company's ability to become Year 2000 ready, including the Company's ability to identify all critical systems that will be impacted by the Year 2000, the Company's ability, in a cost-efficient manner, to correct, upgrade or replace such systems, and the Year 2000 readiness of third parties with which the Company has material relationships; and (vii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, "Business" and "Management's Discussion and Analysis of Financial Condition" in the Company's Form 10-K for the year ended December 31, 1998 and "Management's Discussion and Analysis of Financial Condition" in the Company's Form 10-Q for the quarter ended July 3, 1999. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.














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SUN HYDRAULICS CORPORATION - October 2, 1999
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)


                                                 Three Months Ended
                                            October 2,      September 30,
                                               1999             1998
                                           -----------      -------------
                                           (unaudited)       (unaudited)
Net sales                                    $ 17,664         $ 17,664
Cost of sales                                  13,174           13,132
Gross profit                                    4,490            4,532
Selling, engineering and
 administrative expenses                        3,157            2,864
Operating income (loss)                         1,333            1,668
Interest expense                                  264              216
Miscellaneous expense (income)                    151           (1,586)
Income (loss) before income taxes                 918            3,038
Income tax provision (benefit)                    303            1,015
Net income (loss) before equity loss
    in joint venture                              615            2,023
Equity loss in joint venture                       27               --
Net income (loss)                            $    588         $  2,023
Basic net income (loss)
    per common share                         $   0.09         $   0.32
Basic weighted average
    shares outstanding                          6,384            6,354
Diluted net income (loss)
    per common share                         $   0.09         $   0.31
Diluted weighted average
    shares outstanding                          6,536            6,560

SUN HYDRAULICS CORPORATION - October 2, 1999
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)


                                                             Nine Months Ended
                                                       October 2,     September 30,
                                                          1999             1998
                                                      -----------     -------------
                                                      (unaudited)      (unaudited)
Net sales                                              $ 52,050         $ 54,381
Cost of sales                                            40,100           39,078
Gross profit                                             11,950           15,303
Selling, engineering and
 administrative expenses                                  9,317            8,911
Operating income                                          2,633            6,392
Interest expense                                            693              707
Miscellaneous expense (income)                              228           (1,588)
Income before income taxes                                1,712            7,273
Income tax provision                                        532            2,430
Net income before equity loss in joint venture            1,180            4,843
Equity loss in joint venture                                 84               --
Net income                                             $  1,096         $  4,843
Basic net income
    per common share                                   $   0.17         $   0.76
Basic weighted average
    shares outstanding                                    6,378            6,340
Diluted net income
    per common share                                   $   0.17         $   0.74
Diluted weighted average
    shares outstanding                                    6,531            6,561




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

CONSOLIDATED BALANCE SHEETS
(in thousands)


                                                                October 2,        December 31,
                                                                   1999               1998
                                                               -----------        ------------
                                                               (unaudited)
Assets
Current assets:
    Cash and cash equivalents                                    $  1,087          $  1,592
    Accounts receivable, net of allowance for
       doubtful accounts of $262 and $169                           6,750             5,342
    Inventories                                                     7,237             8,125
    Other current assets                                              752               891
         Total current assets                                      15,826            15,950
Property, plant and equipment, net                                 45,619            44,003
Investment in joint venture                                           162               246
Other assets                                                          912               820
Total assets                                                     $ 62,519          $ 61,019

Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                                             $  2,327          $  2,877
    Accrued expenses and other liabilities                          1,633             2,065
    Long-term debt due within one year                              2,802             4,302
    Notes payable to related parties due within one year              375               578
    Dividends payable                                                 255               254
    Income taxes payable                                              (25)              245
         Total current liabilities                                  7,367            10,321
Long-term debt due after one year                                  10,621             6,461
Notes payable to related parties due after one year                   201               566
Deferred income taxes                                               3,641             3,656
         Total liabilities                                         21,830            21,004
Shareholders' equity:
    Preferred stock                                                    --                --
    Common stock                                                        6                 6
    Capital in excess of par value                                 24,486            24,386
    Retained earnings                                              15,693            15,363
    Equity adjustment for foreign currency translation                504               260
         Total shareholders' equity                                40,689            40,015
Total liabilities and shareholders' equity                       $ 62,519          $ 61,019




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